EXHIBIT 11.    Statement Regarding Computation of Per Share Earnings

               The following reconciliation illustrates the computation of basic and diluted earnings per share:


                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               Quarter Ended
                                                               -------------
                                                           3/31/00        3/31/99
                                                           -------        -------

                 Net income                                 $1,507       $  353
                 ------------------------------------------------------------------------------------
                 Weighted average number of
                      common shares outstanding              4,835        5,362
                 Dilutive effect of stock options and
                      Warrants                                   0           19
                 Weighted average number of
                       common and potential dilutive
                       common shares outstanding             5,126        5,381
                 ------------------------------------------------------------------------------------
                 Basic earnings (loss) per share            $(0.31)      $(0.07)
                 Diluted earnings (loss) per share          $(0.29)      $(0.07)
                 ------------------------------------------------------------------------------------



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